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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

To the Stockholders of
Ashworth, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-35516, 33-41455, 33-47502, 33-54206 and 33-66040) on Form S-8 of Ashworth,
Inc. of our reports dated December 10, 1999, relating to the consolidated balance sheets of Ashworth, Inc. and subsidiaries as of October 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended October 31, 1999, and the related schedule, which reports appear in the October 31, 1999 annual report on Form 10-K of Ashworth, Inc.

                                             KPMG LLP

San Diego, California
January 24, 2000